UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2015

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4646 E. Van Buren Street, Suite 400 Phoenix, Arizona		85008
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2015, Mobile Mini, Inc. (the “Company”) entered into amendments (the “Amendments”) to the respective employment agreements between the Company and each of Kelly Williams, Executive Vice President—Operations, Mark E. Funk, Executive Vice President and Chief Financial Officer, and Christopher J. Miner, Senior Vice President and General Counsel (together, the “Executives”).

The Amendments reflect the following changes to Section 6(c) of each Executive’s employment agreement, which Section sets forth the compensation payable to the Executives following a Change in Control (as defined in the employment agreements). Under the Amendments, each Executive will only receive the Change in Control severance benefits if the Executive’s employment is terminated within one year following a Change in Control by the Company for a reason other than for Cause, death or Disability or by the Executive for Good Reason (each term as defined in the employment agreements). Prior to the Amendments, the Executives could have been eligible for Change in Control severance benefits if employment was terminated by the Executive for any reason within one year of a Change in Control.

Additionally, the Amendment to Mr. Miner’s employment agreement amends the Section 6(b)(ii) Payment Amount (the amount of the cash payment to be made upon termination in addition to the Executive’s base salary) to match the existing percentages set forth in the Company’s current incentive compensation plan for Mr. Miner. The change was from 60% to 75% of the base salary in effect during the year of the Executive’s termination.

The foregoing description of each Amendment does not purport to be complete and is qualified in its entirety by reference to each Amendment, copies of which are filed as Exhibits 10.1, 10.2 and 10.3 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.1	Amendment No. 1 to Second Amended and Restated Employment Agreement, dated April 20, 2015 by and between Mobile Mini, Inc. and Kelly Williams.

10.2	Amendment No. 3 to Employment Agreement, dated April 20, 2015 by and between Mobile Mini, Inc. and Mark Funk.

10.3	Amendment No. 2 to Employment Agreement, dated April 20, 2015 by and between Mobile Mini, Inc. and Chris Miner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2015

MOBILE MINI, INC.

By:	/s/ Christopher J. Miner
	Name:	Christopher J. Miner
	Title:	Senior Vice President and General Counsel